Exhibit 99.1

Enveric Biosciences Initiates GLP Toxicology & Safety Pharmacology Studies for Lead Candidate EB-373, a Next Generation Psilocin Prodrug Targeting Psychiatric Disorders

Key preclinical milestone designed to establish safety profile and maximum tolerated dose for anticipated clinical trial of EB-373

CAMBRIDGE, Mass., October 18, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced the initiation of Good Laboratory Practice (GLP)-toxicology and safety pharmacology studies for lead prodrug candidate EB-373, the Company’s next generation psilocin prodrug being developed for the treatment of psychiatric disorders.

Enveric has commenced preclinical studies to evaluate repeat-dose toxicity in animals, which are designed to strengthen the broad safety margin established in previous non-GLP studies and are intended to generate regulatory-compliant data that will help advance EB-373 to first-in-human clinical studies. Assessing the safety and tolerability of repeated dosing in preclinical studies provides critical data to support repeat dosing in future human clinical trials, which may broaden the potential therapeutic application of EB-373.

The GLP toxicology and safety studies are a final step as Enveric prepares to enter clinical-stage trials with its novel, next generation synthetic psilocin prodrug. Enveric previously reported the results of non-GLP preclinical studies that showed a favorable safety and tolerability profile of EB-373 and demonstrated rapid conversion from prodrug to active metabolite psilocin, with EB-373 blood concentrations approximately 100-fold lower than psilocin, reducing to undetectable levels after two hours. Notably, psilocin blood concentration peaked at one hour after administration of EB-373 indicating a quicker onset of effect.

“The GLP toxicology and pharmacology studies represent a significant development milestone for our EB-373 program as we seek to establish the safety profile and maximum tolerated doses, which are key requirements for clinical trial application,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “Based on prior preclinical research, we expect the final safety profile of EB-373 to confirm the compound’s ability to allow for repeat dosing, which would support greater therapeutic applicability and presents an important differentiator from other psilocin based therapeutics.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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